EXHIBIT 99.1
REGISTRANT’S PRESS RELEASE DATED OCTOBER 19, 2006

EVERGREENBANCORP REPORTS RECORD EARNINGS AND GROWTH

(Seattle, WA, – October 19, 2006) EvergreenBancorp, Inc. (OTCBB:EVGG), the holding company for EvergreenBank, reported net income for the third quarter of 2006 of $517 thousand, a quarterly record, or $.25 per diluted share, compared with $201 thousand, or $.10 per diluted share, for the same quarter last year. Year-to-date earnings totaled $1.2 million compared with $714 thousand in 2005, an increase of 72%. Total assets grew to over $300 million for the first time in the bank’s history, ending the quarter at $308.2 million.

Gerald Hatler, President and CEO of EvergreenBancorp, Inc., said, “The significant investment we made in infrastructure during 2005 coupled with the strength of our local economy continues to produce record results for our company.”

Financial highlights

Third quarter 2006 highlights, compared to the same period last year, include:

•	Net income increased to $517 thousand from $201 thousand, an increase of 157%.

•	Diluted earnings per share are up 150%, to $.25 from $.10.

•	Total assets increased to $308.2 million, a $76.8 million, or 33%, increase from one year earlier.

•	Net loans rose $87.5 million, or 54%, to $250.6 million.

•	Total deposits increased to $235.0 million, a $41.8 million, or 22% increase from last year.

•	Return on average equity for the quarter totaled 11.2% compared with 4.6% in the third quarter of 2005.

Operating Results

Net interest income, after the provision for loan losses, for the third quarter of 2006 was $3.0 million, an increase of $564 thousand, or 23%, over the $2.5 million recorded in the same quarter last year. This increase is attributable to loan growth and higher short-term interest rates. Non-interest income for the quarter increased 8% year over year, to $443 thousand from $410 thousand. Total revenue (defined as net interest income and non-interest income) for the quarter was $3.5 million compared with $2.9 million, an increase of $597 thousand, or 21%.

Year-to-date 2006 net interest income, after the provision for loan losses, totaled $8.5 million compared with $7.3 million for the first nine months of 2005, an increase of 16%. Non-interest income for the first nine months of 2006 totaled $1.3 million, an increase of $63 thousand, or 5%, over the same period in 2005. Total revenue year-to-date stands at $9.8 million, compared with $8.6 million in 2005, an increase of $1.2 million, or 15%.

EvergreenBank’s net interest margin decreased to 4.63% in the third quarter of 2006 compared with 5.12% in the third quarter of 2005. The decrease was primarily the result of an increase in the bank’s cost of funds, reflecting greater reliance on non-core funding sources to meet strong loan demand. For the first nine months of 2006, the bank’s net interest margin was 4.72% compared with 5.11% in 2005.

Hatler continued, “The short-term expense impact of our recent expansion has been tempered by our significant growth in the past twelve months. Non-interest expense growth quarter over quarter is more reflective of the expense management we emphasize in our organization.” Non-interest expense for the third quarter was $2.7 million compared with $2.6 million for the same quarter in 2005. This represents an increase of $121 thousand, or 5%. For the first nine months of 2006, non-interest expense totaled $8.1 million, a 7% increase over the $7.5 million recorded over the same time period in 2005. However, the ratio of non-interest expense to average assets continued to improve. For the third quarter of 2006, the ratio stood at 3.7% compared with 4.7% for the same quarter last year.

Balance Sheet Results

The company’s growth to $308.2 million in assets was supported by a record total in deposits ending at $235.0 million at September 30, 2006 compared to $193.2 million at September 30, 2005, an increase of 22%. Asset quality remained strong with net charge-offs for the quarter of $8.1 thousand and year-to-date of $2.9 thousand. Nonperforming loans at the end of the third quarter of 2006 stood at $524 thousand, or .2% of total loans outstanding, compared with $323 thousand, or .2% of total loans outstanding at September 30, 2005. For the quarter, the bank’s provision for loan losses totaled $230 thousand. This compares with $144 thousand for the third quarter of 2005. The bank’s allowance for loan losses stood at $2.6 million, or 1.04% of total loans at September 30, 2006 compared with $1.9 million, or 1.17%, one year earlier. The company’s capital-to-assets ratio ended at 6.01%, reflecting the significant deployment of capital over the past 12 months. On September 30, 2005, the ratio stood at 7.59%.

As announced previously, EvergreenBancorp is currently raising an additional $10 million in equity through the sale of shares of common stock to provide the capital for continued growth. That offering is scheduled to close November 14, 2006 or when the subscription for new shares is complete, whichever is sooner.

About EvergreenBancorp and EvergreenBank

Founded in 1971, EvergreenBank is a subsidiary of EvergreenBancorp, Inc., a bank holding company headquartered in Seattle, Washington. EvergreenBank is an independent community bank with six offices in Seattle, Bellevue, Lynnwood, and Federal Way. The bank is an award-winning institution, named in 2005 as one of the “best companies to work” for by Washington CEO magazine, as well as “best rated bank service” by Consumer Checkbook Magazine. It offers a full suite of personal and business banking services. Services include commercial, real estate, and consumer lending; savings, checking, and certificate of deposit accounts; health savings accounts; Internet banking; and merchant credit card processing services.

EvergreenBancorp stock trades on the Over-The-Counter Bulletin Board under the EVGG symbol. Visit www.EvergreenBancorp.com to learn more.

This press release contains “forward-looking statements” within the meaning of federal securities law, including statements concerning business strategies and their intended results, and similar statements concerning expectations that are not historical facts. The forward-looking statements in this press release are subject to numerous risks and uncertainties, including the effects of economic conditions, demand for financial services, competitive conditions, regulatory changes, and the availability of capital to finance growth, which could cause actual results to differ materially from those expressed in or implied by the statements herein.

Contact:
EvergreenBancorp, Inc.
Gordon Browning
Executive Vice President and Chief Financial Officer
206-749-7350

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EVERGREENBANCORP, INC.
Statements of Income
Three Months Ended September 30, 2006 and 2005
(Unaudited)

	Three months ended
	September 30,
(in thousands)	2006	2005	Change
Interest and dividend income
Loans, including fees	$5,170	$3,164	$2,006

Investment securities:
Taxable securities	302	265	37
Tax exempt securities	35	35	—
Federal funds sold and other	33	49	-16

Total interest and dividend income	5,540	3,513	2,027
Interest expense
Deposits	1,636	676	960
Federal funds purchased and
securities sold under agreements to repurchase	15	4	11
Federal Home Loan Bank advances	516	135	381
Junior subordinated debt	115	90	25

Total interest expense	2,282	905	1,377
Net interest income	3,258	2,608	650
Provision for loan losses	230	144	86
Net interest income after provision for loan losses	3,028	2,464	564
Non-interest income
Service charges on deposit accounts	292	233	59
Merchant credit card processing	42	37	5
Other commissions and fees	23	32	-9
Earnings in value of CSV-life insurance	57	35	22
Other non-interest income	29	73	-44

Total non-interest income	443	410	33
Non-interest expense
Salaries and employee benefits	1,303	1,224	79
Occupancy and equipment	418	449	-31
Data processing	208	182	26
Professional fees	82	64	18
Marketing	159	152	7
State revenue and sales tax expense	98	70	28
Other non-interest expense	451	457	-6

Total non-interest expense	2,719	2,598	121
Income before income tax expense	752	276	476
Income tax expense	235	75	160
Net income	$517	$201	$316

EVERGREENBANCORP, INC.
Statements of Income
Nine Months Ended September 30, 2006 and 2005
(Unaudited)

	Nine months ended
	September 30,
(in thousands)	2006	2005	Change
Interest and dividend income
Loans, including fees	$13,570	$8,967	$4,603
Investment securities:
Taxable securities	868	772	96
Tax exempt securities	103	91	12
Federal funds sold and other	86	149	-63

Total interest and dividend income	14,627	9,979	4,648
Interest expense
Deposits	3,857	1,786	2,071
Federal funds purchased and
securities sold under agreements to repurchase	50	8	42
Federal Home Loan Bank advances	1,357	369	988
Junior subordinated debt	323	249	74

Total interest expense	5,587	2,412	3,175
Net interest income	9,040	7,567	1,473
Provision for loan losses	578	291	287
Net interest income after provision for loan losses	8,462	7,276	1,186
Noninterest income
Service charges on deposit accounts	847	765	82
Merchant credit card processing	112	115	-3
Other commissions and fees	119	94	25
Earnings in value of CSV-life insurance	169	35	134
Other noninterest income	96	271	-175

Total noninterest income	1,343	1,280	63
Noninterest expense
Salaries and employee benefits	3,916	3,492	424
Occupancy and equipment	1,299	1,260	39
Data processing	619	566	53
Professional fees	225	292	-67
Marketing	349	355	-6
State revenue and sales tax expense	254	237	17
Other noninterest expense	1,399	1,297	102

Total noninterest expense	8,061	7,499	562
Income before income tax expense	1,744	1,057	687
Income tax expense	518	343	175
Net income	$1,226	$714	$512

EVERGREENBANCORP, INC.
Consolidated Balance Sheets
September 30, 2006 and 2005
(Unaudited)

(in thousands, except share and per share data)	September 30,	September 30,
Assets	2006	2005	Change
Cash and due from banks	$4,591	$12,151	-$7,560
Interest-bearing deposits in financial institutions	4,127	3	4,124
Federal funds sold	5,869	9,926	-4,057

Total cash and cash equivalents	14,587	22,080	-7,493
Securities available for sale	32,022	34,923	-2,901
Loans	253,279	165,091	88,188
Allowance for loan losses	-2,631	-1,931	-700

Net Loans	250,648	163,160	87,488
Premises and equipment	2,720	3,243	-523
Bank owned life insurance	5,259	5,035	224
Accrued interest and other assets	2,948	2,952	-4
Total assets	$308,184	$231,393	$76,791

Liabilities

Deposits:
Noninterest bearing	$54,647	$56,893	-$2,246
Interest bearing	180,387	136,283	44,104

Total deposits	235,034	193,176	41,858
Federal Home Loan Bank advances	46,721	13,065	33,656
Junior subordinated debt	5,000	5,000	—
Accrued expenses and other liabilities	2,586	2,449	137

Total liabilities	289,341	213,690	75,651
Stockholders’ equity
Preferred stock; no par value; 100,000 shares authorized; none issued	—	—	—
Common stock and surplus; no par value; 15,000,000 shares authorized; 2,011,002 shares issued at September 30, 2006; 1,992,428 shares issued at September 30, 2005	16,218	16,008	210
Retained earnings	3,052	2,055	997
Accumulated other comprehensive income (loss)	-427	-360	-67

Total stockholders’ equity	18,843	17,703	1,140

Total liabilities and stockholders’ equity	$308,184	$231,393	$76,791